Exhibit 99.1

Latigo Biotherapeutics Reports Third Quarter 2026 Financial Results and Recent Business Highlights

Phase 3 bunionectomy and open-label safety trials of onzotrigine remain on track for initiation with topline results expected in the second half of 2027

Company plans to add oxycodone/acetaminophen (commonly known as Percocet) as opioid comparator arm to the Phase 3 bunionectomy trial

Phase 2 trial of LTG-321 for the treatment of chronic pain is currently ongoing; Expect to report topline results in the second half of 2027

Cash and cash equivalents of $401 million expected to fund operations into 2029

THOUSAND OAKS, Calif., November 5, 2026 (GLOBE NEWSWIRE) -- Latigo Biotherapeutics, Inc. (Nasdaq: LTGO), a clinical-stage biopharmaceutical company committed to developing innovative non-opioid pain medicines, today reported financial results for the third quarter ended September 30, 2026, and highlighted recent progress.

“With the proceeds from our IPO, we are well-positioned to continue to execute across our development plans for onzotrigine and LTG-321. For onzotrigine, the addition of a Percocet arm to our Phase 3 bunionectomy trial is intended to provide further support for onzotrigine as an opioid-free pain management option in a second surgical model, while also providing data against a commonly used opioid comparator distinct from the one evaluated in our abdominoplasty program,” said Todd N. Smith, president and chief executive officer, Latigo. “We continue to make progress with LTG-321 in our ongoing Phase 2 trial, which we believe has the potential to significantly expand the role of NaV1.8 inhibition into chronic pain. Patients and physicians are still waiting for effective non-opioid treatment options for both acute and chronic pain, and we look forward to sharing progress from both programs as we advance our development efforts.”

Recent Pipeline Progress

Onzotrigine: Investigational Oral NaV1.8 Inhibitor for Acute Pain

•
On track to initiate a randomized, double-blind, placebo- and active-controlled Phase 3 clinical trial in patients with moderate-to-severe acute pain after bunionectomy surgery, as well as a single-arm, open-label Phase 3 safety trial, with topline results expected in the second half of 2027.
o
The Company plans to add an active opioid comparator arm of oxycodone/acetaminophen (commonly known as Percocet) to the bunionectomy trial providing additional data to strengthen potential opioid-sparing label claims against a more potent, commonly used opioid compared to the opioid comparator utilized in abdominoplasty, hydrocodone/acetaminophen (commonly known as Vicodin).
▪
Percocet is 1.5 time as strong as Vicodin per the U.S. Center for Disease Control guidelines.
o
The bunionectomy trial is now expected to enroll approximately 480 patients: approximately 200 patients will be randomized to receive onzotrigine (450 mg loading dose followed by 300 mg twice daily), 80 patients will be randomized to receive oxycodone/acetaminophen (5 mg/325 mg), and approximately 200 patients will be randomized to placebo.

LTG-321: Investigational Oral NaV1.8 Inhibitor for Chronic Pain

•
Phase 2 randomized, double-blind, placebo-controlled, within-patient crossover clinical trial of LTG-321 is ongoing. The trial will enroll approximately 120 patients with osteoarthritis of the knee, evaluating the safety and efficacy of once-daily LTG-321.
•
Expect to report topline results from the Phase 2 clinical trial in the second half of 2027.

LTG-418 and Other Pipeline

•
LTG-418 is a next-generation, structurally distinct NaV1.8 inhibitor being developed for the potential treatment of acute and chronic pain. LTG-418 is designed to be administered at a low dose, which may enable additional formulations and routes of administration beyond oral and IV delivery.
•
Continued discovery of additional ion channel modulators involved in peripheral transmission of pain that represent potential complementary mechanisms of action to NaV1.8 inhibition for additional pain relief, including neuropathic pain.

Corporate Highlights

•
Additional cold pressor data and exploratory data from the abdominoplasty trial conducted with onzotrigine will be presented at the American Society of Regional Anesthesia (ASRA) 25th Annual Pain Medicine Meeting in Tampa, FL, November 5-7, 2026.
o
Oral Presentation titled "Cold Pressor as a Pharmacodynamic Biomarker for NaV1.8 Development" to be presented on November 6, 2026 at 10:30am ET, and will feature cold pressor data across eight cohorts with NaV1.8 inhibitors and the potential to utilize cold pressor as a predictive biomarker in pain clinical development.
o
Poster presentation titled “Efficacy and Safety of Onzotrigine, a Selective NaV1.8 inhibitor, in Patients with Moderate to Severe Pain after Abdominoplasty” will be presented November 6, 2026 at 8:00am ET. The data includes responder analysis of high dose of onzotrigine vs. opioid comparator of hydrocodone/acetaminophen (commonly known as Vicodin) and placebo:
▪
36% of participants treated with onzotrigine achieved greater than 70% pain reduction at 24 hours compared to 24% of participants treated with the opioid comparator and 13% of participants treated with placebo.
▪
50% more participants achieved greater than 70% pain reduction response than the opioid comparator.

Financial Results for Third Quarter 2026

•
Cash Position: Cash and cash equivalents were $401.2 million as of September 30, 2026. The Company’s current cash and cash equivalents are expected to be sufficient to fund its current operating plans into 2029.
•
Research and Development (R&D) Expenses: R&D expenses were $17.5 million for the three months ended September 30, 2026, as compared to $22.1 million for the three months ended September 30, 2025.
•
General and Administrative (G&A) Expenses: G&A expenses were $5.4 million for the three months ended September 30, 2026, as compared to $2.6 million for the three months ended September 30, 2025.
•
Net Loss: Net loss was $20.9 million for the three months ended September 30, 2026, as compared to $24.8 million for the three months ended September 30, 2025, with non-cash stock-based compensation expenses of $2.5 million and $1.8 million for the three months ended September 30, 2026 and 2025, respectively.

About Latigo Biotherapeutics

Latigo Biotherapeutics is a clinical-stage biopharmaceutical company committed to developing innovative non-opioid pain medicines. Latigo’s drug candidates are designed to rapidly and effectively stop the transmission of pain without the risk of addiction. The Company’s lead product candidate, onzotrigine (previously referred to as LTG-001), is an oral NaV1.8 ion channel inhibitor intended to provide fast-acting, opioid-sparing relief for the treatment of acute pain. LTG-321 is an oral NaV1.8 inhibitor being developed for chronic musculoskeletal pain. Additionally, Latigo is advancing research of additional NaV1.8 inhibitors that can address alternative formulation and delivery approaches as well as other ion channel targets for the treatment of pain. Learn more at latigobio.com or follow us on LinkedIn and X.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements. You can identify forward-looking statements because they contain words such as “continue,” “expect,” “intend,” “may,” “plans,” “potential,” or “will,” or similar expressions which concern our strategy, plans, projections, or intentions. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding Latigo’s financial outlook, future plans and prospects, its ability to execute on development plans, including Latigo’s planned and ongoing clinical trials and non-clinical studies for its product candidates, including onzotrigine, LTG-321, and LTG-418; the planned design, enrollment, initiation, and expected timing of the Phase 3 bunionectomy and open-label safety trials of onzotrigine, including the addition of an active comparator arm; the potential of onzotrigine to address the need for non-opioid acute pain treatment options; the potential of LTG-418 to enable additional formulations and routes of administration; the expected timing of topline results for onzotrigine and LTG-321; and statements about the Company’s expected cash runway. Any forward-looking statements in this press release are based on the Company’s current expectations, estimates, and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, that the Company has limited operating history and no history of commercializing products; that the Company has incurred substantial losses since its inception and may never achieve or maintain profitability; that the Company will require substantial additional financing to achieve its goals; risks and uncertainties related to delays in its clinical trials, the discovery, development and regulation of its existing or future product candidates, including the uncertainty of related costs and regulatory filings, and that results from clinical trials or other studies may not support further development; risk that results of earlier studies and trials may not be predictive of future trials or real-world results; risks related to the legal and regulatory framework for the industry, and potential exposure to legal proceedings, regulatory inquiries, and other legal matters; the Company’s ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including those described from time to time under the caption “Risk Factors” and elsewhere in Latigo’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC on September 3, 2026 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 to be filed with the SEC later today. Latigo undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Joyce Allaire

LifeSci Advisors

ir@latigobio.com

Media Contact:

Michael Fitzhugh

LifeSci Communications

mfitzhugh@lifescicomms.com

LATIGO BIOTHERAPEUTICS, INC.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents and restricted cash	$401,409	$69,629
Prepaid expenses and other current assets	5,033	4,200
Operating lease right-of-use assets	1,141	625
Property and equipment, net	440	446
Other assets	433	616
Total assets	$408,456	$75,516
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable, accrued expenses and other current liabilities	$13,259	$17,883
Operating lease liabilities	1,188	690
Other long-term liabilities	35	35
Total liabilities	14,482	18,608
Redeemable convertible preferred stock	—	288,582
Total stockholders' equity (deficit)	393,974	(231,674)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$408,456	$75,516

LATIGO BIOTHERAPEUTICS, INC.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$17,502	$22,097	$56,361	$63,709
General and administrative	5,427	2,626	15,812	8,271
Total operating expenses	22,929	24,723	72,173	71,980
Loss from operations	(22,929)	(24,723)	(72,173)	(71,980)
Interest income	(2,126)	(728)	(2,864)	(2,113)
Interest expense	699	—	950	—
Change in fair value of preferred stock tranche liability	—	795	—	1,674
Change in fair value of derivative liability	(5,148)	—	(5,148)	—
Loss on extinguishment of debt	4,581	—	4,581	—
Other expense, net	14	6	15	42
Total other (income) expense, net	(1,980)	73	(2,466)	(397)
Net loss and comprehensive loss	$(20,949)	$(24,796)	$(69,707)	$(71,583)
Net loss and comprehensive loss per share — basic and diluted	$(0.55)	$(29.50)	$(5.22)	$(95.16)
Weighted-average number of shares used in computing net loss per share — basic and diluted	37,838	840	13,363	752